                                                 Exhibit 99.1
                                                Rick Abshire
                                                     (713) 881-3609
                                                 FOR IMMEDIATE RELEASE

ADAMS RESOURCES ANNOUNCES FIRST QUARTER 2012 EARNINGS

Houston (May 9, 2012) -- Adams Resources & Energy, Inc., (NYSE Amex - AE), announced first quarter 2012 unaudited net earnings of $6,575,000 or $1.56 per common share on revenues of $877,489,000.  This compares to unaudited first quarter 2011 net earnings of $5,583,000 or $1.32 per common share.  Net cash provided by operating activities totaled $9,211,000 for the three-month period ended March 31, 2012.

K. S. Adams, Jr., Chairman, commented that demand within the Company’s marketing and transportation segments remained strong during the first quarter of 2012 leading to the favorable results.  Both comparative periods benefited from gains on property sales with the 2012 quarter reflecting $2.9 million in pre-tax gains from the sale of used truck-tractors and from equipment sales associated with the Company’s discontinued refined products marketing business.  Comparatively, the first quarter 2011 benefited from a $2.8 million pre-tax gain on the sale of certain oil and gas property interests.

A summary of operating results follows:

	First Quarter
	2012	2011

Operating Earnings (Expense)
Marketing	$8,158,000	$6,846,000
Transportation	3,054,000	1,992,000
Oil and gas	402,000	2,046,000
Administrative expenses	(2,232,000)	(2,109,000)
	9,382,000	8,775,000
Interest income (expense), net	20,000	48,000
Income tax (provision) benefit	(3,352,000)	(3,045,000)
Discontinued operation earnings (loss)	525,000	(195,000)

Net earnings	$6,575,000	$5,583,000

…………………………………………………

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(In thousands, except per share data)
	Three Months Ended
	March 31,	March 31,
	2012	2011

Revenues	$877,489	$663,846

Costs, expenses and other	(868,087)	(655,023)
Income tax (provision)	(3,352)	(3,045)

Earnings from continuing operations	6,050	5,778
Earnings (loss) from discontinued operations	525	(195)
Net earnings	$6,575	$5,583

Earnings (loss) per share:
From continuing operations	$1.43	$1.37
From discontinued operations	.13	(.05)
Basic and diluted net earnings per common share	1.56	1.32

Dividends per common share	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	March 31,	December 31,
	2012	2011

ASSETS
Cash and marketable securities	$35,989	$37,066
Other current assets	290,931	267,899
Total current assets	326,920	304,965

Net property & equipment	80,818	68,857
Deposits and other assets	4,796	5,018
	$412,534	$378,840

LIABILITIES AND EQUITY
Total current liabilities	$282,815	$256,094
Other long-term liabilities	12,462	12,064
Shareholders’ equity	117,257	110,682
	$412,534	$378,840